VIASPACE Reports Financial Results for Fourth-Quarter 2010 and Full Year

Higher Fourth-Quarter Revenues and Lower Operating Expenses Narrow Loss for Quarter

IRVINE, Calif. — April 1, 2011—VIASPACE Inc. (OTC Bulletin Board: VSPC - News), a clean energy company growing Giant King™ Grass as a low-carbon, renewable biomass crop, today reported financial results for the fourth-quarter and year ended December 31, 2010.

Total revenue for fourth-quarter 2010 was $1,040,000 which included $1,008,000 from Inter-Pacific Arts (IPA). Total revenue for fourth-quarter 2009 was $851,000 and included $683,000 from IPA.

For the quarter, cost of revenues was $752,000, compared to $541,000 in fourth-quarter 2009. Gross profit for the quarter was $288,000, compared to gross profit of $310,000 for fourth-quarter 2009.

Total operating expenses for fourth-quarter 2010 were $922,000, including $860,000 of selling, general and administrative (SG&A) expense and $62,000 for operations. SG&A included $420,000 in stock-based compensation. Total operating expenses for fourth-quarter 2009 were $1,068,000 and included $1,062,000 in SG&A and $6,000 for operations. SG&A in 2009 included $345,000 in stock-based compensation. Operating loss for the quarter was $634,000, compared to an operating loss of $758,000 in fourth-quarter 2009.

Fourth-quarter 2010 other expense, net, was $61,000, compared to other expense, net, of $79,000 for fourth-quarter 2009.

Net loss for the fourth-quarter 2010 was $657,000 compared to a net loss in fourth-quarter 2009 of $839,000. Net loss for fourth-quarter 2010 and fourth-quarter 2009 was less than $0.01 per share in each quarter.

Total revenue for 2010 was $3,643,000 which included $3,240,000 from Inter-Pacific Arts (IPA) and $388,000 from U.S. military contracts from security contracts with the U.S. Navy and U.S. Army. Total revenue for 2009 was $4,376,000 and included $3,618,000 from IPA and $701,000 from U.S. military contracts for security products.

For 2010, cost of revenues was $2,634,000, compared to $2,686,000 in 2009. Gross profit for 2010 was $1,009,000, compared to gross profit of $1,690,000 for 2009.

Total operating expenses for 2010 were $3,828,000, including $3,650,000 of selling, general and administrative (SG&A) expense and $178,000 for operations. SG&A included $1,690,000 in stock-based compensation. Total operating expenses for 2009 were $4,417,000 and included $4,387,000 in SG&A and $30,000 for operations. SG&A in 2009 included $1,784,000 in stock-based compensation. Operating loss for 2010 was $2,819,000, compared to an operating loss of $2,727,000 in 2009.

2010 other expense, net, was $142,000, compared to other expense, net, of $194,000 for 2009.

Net loss for 2010 was $2,833,000 compared to a net loss in 2009 of $2,909,000. Net loss for 2010 and 2009 was less than $0.01 per share in each year.

VIASPACE Chief Executive Dr. Carl Kukkonen commented: “IPA artwork sales for fourth-quarter 2010 were 48% higher than fourth-quarter 2009. We also have previously announced that IPA revenues for the first six months of 2011 are expected to be at least $2.76 million —100% higher— compared with $1.38 million in 2010. Our strategy to reduce costs while maintaining quality resulted in lower operating costs for the fourth-quarter compared to 2009 levels. I was at IPA in January during a customer product inspection and they stated that our quality is excellent. The business of our retail customers in the US is slowly improving, and their satisfaction with our pricing and high-quality is leading to significant new orders. VIASPACE is committed to growing our framed art business. ”

“Our strong focus for growth remains on Giant King Grass with its high yield and low cost which we believe will play an important role in the global biomass electricity and biofuels future.”

On February 9, 2011, VIASPACE signed a Memorandum of Understanding (MOU) with PT Provident Agro of Jakarta Indonesia with the goal to use Giant King Grass as feedstock for a large scale pellet mill to manufacture a minimum of 300,000 metric tonnes per year of pellets for the export market, primarily in Europe. An initial 10 hectare test plot will be established by PT Provident Agro. Provident Agro owns extensive oil palm plantations and land in Sumatra, Kalimantan and Sulawesi, Indonesia with a total land bank of 150,000 hectares (370,000 acres) producing more than 23,500 tons of crude palm oil each year. On February 23, 2011, VIASPACE and General Biofuels signed an MOU that is expected to become an exclusive agreement to develop a large Giant King Grass plantation and a 250,000 to 400,000 tonne per year biomass pellet plant in the Dominican Republic.

About VIASPACE Inc.
VIASPACE is a clean energy company providing products and technology for renewable and alternative energy that reduce or eliminate dependence on fossil and high-pollutant energy sources. Through its majority-owned subsidiary VIASPACE Green Energy Inc., the Company grows Giant King Grass as a low-carbon fuel for electricity generating power plants, as a feedstock for bio methane production and cellulosic biofuels, and for other low-carbon, renewable energy products. VIASPACE recently introduced its Green LogTM fireplace and campfire log product. For more information, please go to www.viaspace.com or contact Dr. Jan Vandersande, Director of Communications, at 800-517-8050 or IR@VIASPACE.com.

Safe Harbor Statement
Information in this news release includes forward-looking statements. These forward-looking statements relate to future events or future performance and involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. Such factors include, without limitation, risks outlined in our periodic filings with the U.S. Securities and Exchange Commission, including Annual Report on Form 10-K for the year ended December 31, 2010, as well as general economic and business conditions; the ability to acquire and develop specific products and technologies; changes in consumer and business demand for the Company’s products; competition from larger companies; changes in demand for alternative and clean energy; risks associated with international transactions; risks related to technological change; and other factors over which VIASPACE has little or no control.

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